Exhibit 10.1

SEPARATION AGREEMENT & GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into on August 28, 2025, (“Execution Date”) by and between Falcon’s Beyond Global, Inc., and its affiliated entities (collectively, “FBG” or “Company”) and Simon Philips (“Philips” or “Executive”), collectively referred to as (the “Parties”).

WITNESSETH:

WHEREAS, Executive has been employed with FBG, and currently holds the position of President; and

WHEREAS, FBG and Executive desire to separate and discontinue their employment relationship in an amicable manner and compromise, settle and release any claims, whether known or unknown, relating to or arising out of Executive’s employment with FBG;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Transition and Separation. By signing below, Executive acknowledges that on August 28, 2025, Executive will transition into a non-executive role at the Company for the duration of the Garden Leave period described below (the “Transition Date”). The Parties agree that any and all titles, positions and appointments Executive held with the Company, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise, were terminated as of the Transition Date, except that he shall remain a non-executive employee. Effective as of the Transition Date, Executive ceased to have any authority to act on behalf of the Company and shall no longer hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of the Company, commit the Company in any manner, or otherwise act in an executive or other decision-making capacity with respect to the Company. Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations. Executive’s employment will terminate on December 31, 2025 (the “Separation Date”) at the conclusion of the Garden Leave Period (defined below).

2. Garden Leave. Between the date that Executive is presented with this Agreement and the Separation Date, Executive shall be on Garden Leave (the “Garden Leave Period”), which additional compensation shall be in settlement of all claims covered by this Agreement. During the Garden Leave Period, Executive’s employment status and obligations and the Company’s rights will be as follows in this Section 2:

(a)	Executive Obligations During Garden Leave Period. Executive will remain employed by the Company and shall continue to owe a duty of loyalty and fiduciary duty to the Company during that time. Executive is not permitted to perform any activities that are contrary to the Company’s best interests or that do, are designed to, or ordinarily would generate income for Executive or any other person or entity during the Garden Leave Period. During the Garden Leave Period, the Company reserves the right, in its sole discretion:

i.	to remove Executive from his active duties and responsibilities, in whole or in part;

to exclude Executive from the Company’s workplace;

iii.	to limit or prohibit Executive’s contact and communications with the Company’s employees and its customers; and

iv.	to limit or cut off Executive’s access to the Company’s computer systems, email, and other documents and information.

(b)	FBG’s Right to Shorten Garden Leave. The Company reserves the right, in its sole discretion, to shorten the Garden Leave Period by either requesting that Executive report to work or perform other duties, but only from the Transition Date through September 30, 2025, but excluding September 3 — 10, 2025, and further subject to Executive’s religious accommodations, or by terminating Executive’s employment and paying Executive for the remainder of the Garden Leave Period.

(c)	Compensation and Benefits During Garden Leave. During the Garden Leave Period, the Company will continue to pay Executive’s current base salary ($486,720 annually) and benefits, as in effect on the date hereof, less applicable withholdings. Executive will remain eligible for applicable benefits during the Garden Leave Period.

(d)	Acknowledgement. Executive acknowledges that the Garden Leave Period is above-and-beyond any compensation due to Executive under the Company’s policies and/or any applicable law and is being provided to Executive as consideration in exchange for executing this Agreement and the releases contained in it. Executive further acknowledges that he is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

3. Bonuses. The Company shall pay the remainder of Executive’s 2024 bonus in the amount of $84,240 (the “2024 Bonus”), less applicable withholdings at the conclusion of the Garden Leave Period.

4. Indemnification. Executive acknowledges that the Garden Leave Period described in Section 2 is consideration for the terms of this Agreement, and Executive agrees to indemnify, hold harmless, and defend FBG and its current and former officers, owners, directors, Executives, administrators, agents and assigns against any and all claims or liabilities that may be asserted by any governmental agency (including but not limited to any local, state, or federal taxing authority or agency) with respect to any local, state, or federal taxes that may be payable by Executive as a result of such compensation paid to Executive by FBG for the Garden Leave Period. This indemnity will continue in full force and effect for so long as any governmental agency can or may assert such a claim against FBG.

5. All Wages Paid and Return of Company Property. Executive agrees that, upon receipt of the 2024 Bonus and the final payroll for services rendered through and including the Separation Date, he will have been paid and/or will have received from FBG all compensation, wages, bonuses, leave (paid or unpaid), and/or benefits to which he may be entitled and that no other compensation, wages, bonuses, commissions, severance, leave (paid or unpaid), stock options, stock grants and/or benefits are or shall be due to Executive except for any stock options and/or stock grants described in the Subscription Agreement (defined below). Executive furthermore affirms that he has no known workplace injuries or occupational disease and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act. Executive further acknowledges that he has returned or will return no later than August 29, 2025, to the best of his knowledge, all of FBG’s property and equipment in Executive’s possession or otherwise under Executive control, including but not limited to: all originals and any copies of any of FBG’s documents containing confidential information; keys; and any other property of the Company. Executive’s return of all Company property is a condition precedent to Executive’s employment through the conclusion of the Garden Leave Period described in this Agreement, and FBG shall be under no obligation to employ Executive through the duration of the Garden Leave Period if all such Company property has not been returned by Executive.

6. Request for References. FBG agrees that it will respond to all inquiries regarding Executive’s employment by confirming only dates of employment, salary and position held in compliance with FBG’s Reference Policy.

7. Non-admission of Liability. Executive and FBG acknowledge that the foregoing consideration does not constitute an admission of liability, express or implied, on the part of FBG with respect to any fact or matter pertaining to Executive’s employment with FBG. Executive acknowledges that FBG is providing Executive with the above-recited consideration solely for the purpose of resolving any and all controversies which are in any way related to Executive’s employment with FBG.

8. General Release by Executive. Executive agrees to execute this Agreement on the Transition Date and again on or following Executive’s receipt of his final salary and 2024 Bonus following the Separation Date, at the conclusion of the Garden Leave Period. In exchange for the consideration provided in this Agreement, Executive on Executive’s own behalf and on behalf of Executive’s heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Executive Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge FBG, including FBG’s subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective owners, shareholders, members, officers, directors, executives and insurers in their corporate capacities (collectively, the “FBG Released Parties,” all of whom are intended as third-party beneficiaries of this Section 8 and such other sections of the Agreement as may be necessary to give effect to this Section 8), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of reasonable attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Executive Claims”), that Executive Releasors may have or have ever had against the FBG Released Parties, or any of them, arising out of, or in any way related to Executive’s hire, compensation, benefits, employment, termination, or separation from employment with FBG by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the Transition Date, or the Separation Date (as applicable), including, but not limited to:

(i) any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Immigration Reform and Control Act (IRCA), the Pregnant Workers Fairness Act (PWFA), the Florida Civil Rights Act (FCRA), Florida Whistleblower Protection Act (FWA), Florida Workers’ Compensation Law Retaliation Act (FWCA), Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act (FHA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and Executive does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (D) Executive’s rights under that certain Subscription Agreement by and between Executive and Katmandu Collections, LLLP n/k/a Infinite Acquisitions, LLLP dated as of June 14, 2022 (the “Subscription Agreement”).

9. Release of Age Discrimination Claims. In further consideration of the Garden Leave Period provided to Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Executive Claims, whether known or unknown, from the beginning of time through the Transition Date, or the Separation Date, as applicable, arising under the Age Discrimination in Employment Act (ADEA) and/or the Older Workers’ Benefit Protection Act (OWBPA), as amended, and their implementing regulations. By signing this Agreement, Executive hereby acknowledges and confirms that:

(i) Executive has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, Executive has been advised in writing to consult with an attorney of Executive’s choosing before signing this Agreement and if Executive desired to consult with an attorney, Executive had an adequate opportunity to do so;

(iii) Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration that is in addition to anything of value to which Executive is otherwise entitled;

(v) Executive has twenty-one (21) calendar days from the date the Agreement was given to him/her to consider the terms of this Agreement, although Executive may sign and return it sooner if desired;

(vi) Executive has seven (7) days after signing this Agreement to revoke the Agreement by delivering notice of revocation to Yvette Whittaker at FBG by email sent to [●] before the end of this seven (7) day period; and

(vii) Executive understands that the release contained in this section does not apply to rights and claims that may arise after Executive signs this Agreement.

10. D&O Insurance; Employer Representations. The Company represents that it has and will for no less than five (5) years maintain one or more Directors & Officers insurance policies (any, a “D&O Policy”) that provides coverage for Executive for any covered claims against Executive arising out of or related to Executive’s employment with the Company. As of the Execution Date, the Company is not aware of any pending or threatened claims by the Company against Executive arising out of or related to Executive’s employment with the Company.

11. Effective Date. This Agreement shall not become effective until the eighth (8th) day after Executive signs, without revoking, this Agreement (“Effective Date”). No payments due to Executive under this Agreement shall be made or begin before the Effective Date.

12. No Pending Litigation. Executive hereby represents that there is no pending action filed in any court of law against FBG or any of its subsidiaries, parent, affiliates, agents, employees, former employees, officers, directors, owners, partners, parent and/or related entities, agents or assigns, or any other person, entity, or corporation in connection with Executive’s employment with FBG, and that there is no pending charge or complaint filed with any state, federal or local agency, including but not limited to the Equal Employment Opportunity Commission or the Florida Commission on Human Relations.

13. Reserved.

14. Non-Disparagement/Litigation Assistance. Executive agrees to refrain from making any defamatory or other maliciously false statements about FBG, its affiliates, or any of its or their employees, at any time after the Transition Date (including to FBG’s former and current employees). FBG and IA agree that its executives shall refrain from making any defamatory or other maliciously false statements about Executive at any time after the Transition Date. Executive further agrees, to the extent permissible by applicable law, not to assist in the prosecution of litigation against FBG except as compelled by legal process or to enforce this Agreement or the Subscription Agreement. Executive further agrees not to encourage, assist in, cooperate with, commence, maintain, prosecute or participate in (except as may be required by law, pursuant to court order, or in response to a valid subpoena) the filing of any action, charge, complaint, or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against FBG or any related entity. This provision will not apply to conduct as to which this provision would be unlawful.

15. Trade Secrets: Executive acknowledges that during Executive’s employment at the Company, he was exposed to trade secrets and other confidential information not generally or publicly known and proprietary to the Company, including but not limited to, information relating to customer information, contracts, applications, techniques, processes, financial matters, pricing, costs, personnel, marketing and selling, all of which is and shall be deemed to be “confidential information.” Executive further acknowledge the Company’s lawful right to protect the above-mentioned trade secrets and confidential information, including reasonable efforts under the circumstances to maintain its secrecy and agrees that he will not reveal or use any trade secrets or confidential information to any entity or individual (including, but not limited to competitors of the Company), directly or indirectly, without written consent of the CCO of the Company. Executive agrees to comply with and remain bound by the terms and conditions of Executive’s Employee Confidentiality Agreement effective as June 29, 2023.

16. Use of Agreement. The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.

17. Remedies. In the event of a breach or threatened breach by Executive of this Agreement, Executive hereby acknowledges and agrees that FBG shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

18. Attorneys’ Fees. The Parties agree that if any action is brought to enforce the terms, conditions and provisions of this Agreement, the prevailing Party will be entitled to recover from the other Party all reasonable costs and attorneys’ fees incurred in enforcing any of the terms, conditions and provisions hereof.

19. Captions. The captions herein have been inserted for identification and reference purposes only and shall not be used in the construction or interpretation of this Agreement.

20. Counterparts/By Facsimile or Electronic Copy. This Agreement may be executed in counterparts by facsimile or electronic copy, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

21. Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any terms or sections of this Agreement are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

22. Florida Law/Venue. This Agreement and all matters arising out of or relating to this Agreement and Executive’s employment or termination of employment with FBG, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Florida (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Florida, county of Orange. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue. In the event any litigation arising out of or relating to this Agreement or Executive’s employment with FBG is commenced, then all issues of law and fact shall be determined by the Court and any and all right to a jury trial is expressly waived. As to any lawsuit between Executive and FBG that arises out of or is related to this Agreement or Executive’s employment with FBG, Executive knowingly, voluntarily and intentionally waives Executive’s right to lead, join, participate in or serve as a member of any class or collective action; agrees to pursue all such claims on an individual rather than class or collective basis; and expressly waives any law or right to pursue such claims on a class or collective basis.

23. Entire Agreement. This Agreement is the entire Agreement among the Parties regarding the dispute and the claims and supersedes any prior oral or written agreements or understandings. Neither Party has made any promises to the other regarding the subject matter of this Agreement other than as set forth in this Agreement. Notwithstanding the foregoing, any duties of confidentiality or other restrictive covenants set forth in any other agreement between Executive and FBG which were intended to survive the termination of Executive’s employment shall so survive.

24. Voluntary Agreement. The Parties expressly declare and represent that they have respectively read and understood the meaning of the terms and conditions contained in this Agreement, and that they have had the opportunity to consult with legal counsel (and that Executive has been advised to consult with legal counsel) prior to executing this Agreement. The Parties further declare and represent that they each fully understand the content and effect of this Agreement and that they respectively approve and accept the terms and conditions contained herein, and that this Agreement is executed freely and voluntarily without coercion.

25. Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE FBG FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date listed herein.

FALCON’S BEYOND GLOBAL, INC.		SIMON PHILIPS

By:	/s/ Cecil D. Magpuri	By:	/s/ Simon Philips
Dated: 8/28/25		Dated: 8/28/25